Exhibit 99.2

Inhibrx Announces Updated Efficacy and Safety Data from the Expansion Cohorts in the Phase 1 Trial of INBRX-109 for the Treatment of Chondrosarcoma

SAN DIEGO, November 16, 2022 /PRNewswire/ -- Inhibrx, Inc. (Nasdaq: INBX), a clinical-stage biopharmaceutical company dedicated to the development of therapeutics for oncology and rare diseases, today announced updated efficacy and safety data from the ongoing Phase 1 INBRX-109 expansion cohorts for the treatment of chondrosarcoma. Inhibrx presented this dataset as of May 2022 at the Annual Connective Tissue Oncology Society (CTOS) Conference today, which included matured data on the original chondrosarcoma cohort and initial data from an additional cohort of chondrosarcoma patients with the isocitrate dehydrogenase (IDH) mutation. Additionally, Inhibrx announced further updated results from this dataset as of November 2022.

Among the 33 patients evaluable as of November 8, 2022, the observed disease control rate was 87.9%, or 29 out of 33 patients as measured by RECISTv1.1, with two patients achieving partial responses (6.1%) and 27 patients achieving stable disease (81.8%). Disease control was observed in patients with and without IDH1/IDH2 mutations. Of those achieving stable disease 55.6% had decreases from baseline in tumor size. Clinical benefit was durable, 14 of 33 patients (42.4%) who achieved disease control had a clinical benefit lasting greater than 6 months, and the longest duration of stable disease is 20 months. To date, the median progression-free survival (PFS) is 7.6 months, and five patients remain on study.
Treatment-related adverse events (AEs) were reported in less than 5% of the patients with the most common being increased alanine aminotransferase (ALT), increased aspartate aminotransferase (AST), and increased blood bilirubin and fatigue. There were no grade 4 or 5 events reported among patients with treatment-related AEs.

About Chondrosarcoma

Chondrosarcoma is a rare malignant bone tumor of cartilage-producing cells and usually arises in the pelvis or long bones. Although chondrosarcoma is considered rare with an estimated annual incidence of 1 in 200,000, it is the most common primary bone cancer found in adults. Surgical resection is the only curative treatment and patients with unresectable or metastatic disease have a poor prognosis. There are currently no approved therapies for unresectable or metastatic chondrosarcoma.

About INBRX-109

INBRX-109 is a precision-engineered, tetravalent death receptor 5 (DR5) agonist antibody designed to exploit the tumor-biased cell death induced by DR5 activation.

Exhibit 99.2
In 2021, the FDA granted Fast Track designation to INBRX-109 for the treatment of patients with unresectable or metastatic conventional chondrosarcoma and orphan-drug designation to INBRX-109 for chondrosarcoma in the United States.

In June 2021, Inhibrx initiated a randomized, blinded, placebo-controlled, potential registration-enabling Phase 2 trial of INBRX-109 in conventional chondrosarcoma, which is currently ongoing.

About Inhibrx, Inc.

Inhibrx is a clinical-stage biotechnology company focused on developing a broad pipeline of novel biologic therapeutic candidates in oncology and orphan diseases. Inhibrx utilizes diverse methods of protein engineering to address the specific requirements of complex target and disease biology, including its proprietary sdAb platform. Inhibrx has collaborations with 2seventy bio (formerly bluebird bio), Bristol-Myers Squibb and Chiesi, among others. For more information, please visit www.inhibrx.com.

Forward-Looking Statements

Inhibrx cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on Inhibrx's current beliefs and expectations. These forward-looking statements include, but are not limited to, statements regarding: Inhibrx's and its investigators’ judgments and beliefs regarding the strength of Inhibrx’s pipeline, any future potential or observed to date safety and efficacy of its therapeutic candidate, INBRX-109, and statements and beliefs regarding the clinical development of INBRX-109 including statements indicating that the Phase 2 trial is registration-enabling, potential benefits of the orphan drug-designation and any presumption of positive results from Phase 1 clinical trials. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Inhibrx's business, including, without limitation, risks and uncertainties regarding: the initiation, timing, progress and results of its preclinical studies and clinical trials, and its research and development programs; its ability to advance therapeutic candidates into, and successfully complete, clinical trials; its interpretation of initial, interim or preliminary data from its clinical trials, including interpretations regarding disease control and disease response, which may not be consistent with final data or results; the timing or likelihood of regulatory filings and approvals; the successful commercialization of its therapeutic candidates, if approved; the pricing, coverage and reimbursement of its therapeutic candidates, if approved; its ability to utilize its technology platform to generate and advance additional therapeutic candidates; the implementation of its business model and strategic plans for its business and therapeutic candidates; its ability to successfully manufacture therapeutic candidates for clinical trials and commercial use, if approved; its ability to contract with third-party suppliers and manufacturers and their ability to perform adequately; the scope of protection it is able to establish and maintain for intellectual property rights covering its therapeutic candidates; its ability to enter into strategic partnerships and the potential benefits of these partnerships; its estimates regarding expenses, capital requirements and needs for additional financing and financial performance; its expectations regarding the impact of the COVID-19 pandemic on its business; and other risks described from time to time in the “Risk Factors” section of its filings with the U.S. Securities and Exchange Commission, or the SEC, including those described in its Annual Report on Form 10-K for the year ended December 31, 2021 as

Exhibit 99.2
filed with the SEC on February 28, 2022, as well as its Quarterly Reports on Form 10-Q, and supplemented from time to time by its Current Reports on Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Inhibrx undertakes no obligation to update these statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains estimates and other statistical data made by independent parties and by Inhibrx. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.

Investor and Media Contact:
Kelly Deck, CFO
kelly@inhibrx.com
858-795-4260